Exhibit 99.1

    MBIA Announces Conclusion to Review by Independent Consultant


    ARMONK, N.Y.--(BUSINESS WIRE)--July 25, 2007--MBIA Inc. (NYSE:
MBI) and MBIA Insurance Corporation announced today that the Independent Consultant, who was retained by MBIA pursuant to its previously announced settlement with the Securities and Exchange Commission (SEC), the New York Attorney General's Office (NYAG) and the New York State Insurance Department (NYSID), has completed his review. The Independent Consultant was retained to assess MBIA's accounting and disclosures for its investment in Capital Asset Holdings GP, Inc., and for its exposure on notes issued by the US Airways 1998--1 Repackaging Trust. The Independent Consultant has concluded that MBIA's accounting and disclosures concerning these matters were consistent with GAAP and the federal securities laws.

    The Independent Consultant also reported to the SEC, the NYAG and the NYSID on the evaluation previously undertaken at the direction of the Audit Committee of MBIA's board of directors by Promontory Financial Group LLC. Promontory's review included a comprehensive assessment of the Company's compliance organization and monitoring systems, internal audit functions, governance process and other controls, including risk management and records management policies and procedures. The Independent Consultant examined the design of Promontory's review and the Company's implementation of Promontory's recommendations. The Independent Consultant found that both the Promontory review and MBIA's implementation of Promontory's recommendations were reasonable and concluded that no further changes or improvements to MBIA's policies and procedures were necessary to achieve best practices.

    The Independent Consultant has reported his findings to the SEC, the NYAG and the NYSID, and to MBIA's board of directors. The regulatory agencies have now completed their review of the Independent Consultant's report. The Company does not expect any further enforcement actions in connection with the matters covered by the Independent Consultant's report. Gary C. Dunton, MBIA chairman and chief executive officer, said, "We believe the Independent Consultant's investigation was thorough and are pleased with his conclusions."

    In January, 2007, MBIA announced civil settlements with the SEC, the NYAG, and the NYSID and the satisfactory completion and submission of PricewaterhouseCoopers' report on a variety of accounting issues specified by the regulatory settlements.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    CONTACT: Media:
             MBIA Inc.
             Michael Ballinger, 914-765-3893